Exhibit 5.1

5th April 2004

AXIS Capital Holdings Limited 106 Pitts Bay Road Pembroke, HM 08 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441 299 4965 gcollis@cdp.bm GBC/dhm/376022/106349/CD

Dear Sirs

AXIS Capital Holdings Limited (“the Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-1 Registration No. 333-113951 to which this opinion is an exhibit (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) in relation to the registration of common shares of the Company (the “Common Shares”) held by certain selling shareholders (as described in the prospectus attached to the Registration Statement, the “Selling Shareholders”).

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement.

We have also reviewed and have relied upon the memorandum of association and the bye-laws of the Company, minutes of a meeting of the Company’s board of directors held on 12th March 2004 (referred to herein as the “Minutes”), correspondence on behalf of the Company with the Bermuda Monetary Authority (the “BMA”) whereby the BMA has granted certain permissions, inter alia, for the issue and subsequent transfer of the Common Shares (subject to conditions expressed in such correspondence), and such other documents and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (d) that at the time of transfer of any Common Shares, the BMA will not have revoked or amended its consent to the transfer of the Common Shares, and (e) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Common Shares as being “non-assessable” herein we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Common Shares (but only with respect to such member), that no further sums are payable with respect to the holding of such Common Shares and the member shall not be bound by an alteration in the memorandum of association or the bye-laws of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any matter other than the offering of the Common Shares by the Selling Shareholders, as described in the Registration Statement.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                       The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                       Based solely upon a review of the register of members of the Company dated 31st March 2004, certified by the Secretary of the Company on 2nd April 2004 the Common Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings entitled “Risks Related to Our Common Shares - AXIS Capital is a Bermuda company and it may be difficult for you to enforce judgments against it or its directors and executive officers,” “Material Tax Considerations - Taxation of AXIS Capital and Subsidiaries - Bermuda”, “Material Tax Considerations - Taxation of Shareholders - Bermuda Taxation”, “Legal Matters” and “Enforceability of Civil Liabilities under United States Federal Securities Laws and Other Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN

CONYERS DILL & PEARMAN